Exhibit 29

FOR IMMEDIATE RELEASE	CONTACT:

Michael Sitrick or Terry Fahn

Sitrick And Company, Inc.
(310) 788-2850

STEVEN G. MIHAYLO AND VECTOR CAPITAL ASK INTER-TEL TO PROMPTLY CALL SPECIAL MEETING OF STOCKHOLDERS TO VOTE ON PROPOSAL TO START SALE PROCESS

TEMPE, AZ – August 25, 2006 – Steven G. Mihaylo, the founder, former Chairman and Chief Executive Officer and largest stockholder of Inter-Tel (Delaware), Incorporated (Nasdaq: INTL) (“Inter-Tel” or the “Company”) and Vector Capital Corporation (“Vector”), today requested that Inter-Tel promptly call a special meeting of stockholders to vote on a proposal to urge the Board of Directors to arrange for the prompt sale of the Company to the highest bidder. This step is consistent with the process outlined in the Settlement Agreement between the Company and Mr. Mihaylo.

“Our various proposals to commence a sales process designed to result in the prompt sale of the Company to the highest bidder have been rejected by the Company,” stated Mr. Mihaylo. “We’ve asked the Company to meet on several occasions to discuss our offer and they’ve declined. There is still no indication that the Company is interested in running a sales process to maximize value.”

On July 28, 2006, Mr. Mihaylo and Vector submitted a proposal to acquire all of the outstanding shares for $22.50 per share in cash. On August 11, 2006, the Special Committee of the Board of Directors of the Company rejected the proposal and concluded that the proposal was inadequate and was not in the best interests of the Company's stockholders.

On August 21, 2006, in a good faith effort to avoid the expense and disruption of a special meeting, Mr. Mihaylo and Vector submitted a letter to the Special Committee which stated that they were prepared to raise their offer price to $23.25 per share in cash if the Special Committee publicly committed to commence immediately a sales process designed to result in the prompt sale of the Company to the highest bidder. The Special Committee rejected the proposal.

“Although we continue to believe that our proposal is the best, we of course expect that the Company will seek higher bids,” Mr. Mihaylo added. “We believe that a sale of the Company at this time will maximize value for the Company’s stockholders. While we had hoped to participate in a constructive dialog and process with the Special Committee and to avoid the special meeting of stockholders, we are confident that this exercise in stockholder democracy will ultimately persuade the Special Committee to respect the desires of the owners of Inter-Tel.”

CERTAIN INFORMATION CONCERNING PARTICIPANTS

Mr. Mihaylo, Vector and the other participants named below have filed a preliminary proxy statement with the Securities and Exchange Commission in connection with the special meeting of stockholders, and plan to mail a definitive proxy statement and accompanying proxy card to the Company's stockholders when completed.

THE PARTICIPANTS STRONGLY ADVISE ALL STOCKHOLDERS OF THE COMPANY TO READ THE PRELIMINARY PROXY STATEMENT THAT HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE DEFINITIVE PROXY STATEMENT AND OTHER PROXY MATERIALS THAT ARE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION AS THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. THE PRELIMINARY PROXY STATEMENT IS, AND THE DEFINITIVE PROXY STATEMENT AND SUCH OTHER PROXY MATERIALS WILL BE, AVAILABLE AT NO CHARGE ON THE SECURITIES AND EXCHANGE COMMISSION'S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THE SOLICITATION WILL PROVIDE COPIES OF THE DEFINITIVE PROXY STATEMENT (WHEN AVAILABLE), WITHOUT CHARGE, UPON REQUEST. REQUESTS FOR COPIES OF THE DEFINITIVE PROXY STATEMENT SHOULD BE DIRECTED TO THE PARTICIPANTS' PROXY SOLICITOR, MACKENZIE PARTNERS, INC., AT ITS TOLL FREE NUMBER: 1 (800) 322-2885.

The participants in the solicitation are Mr. Mihaylo, Vector, Summit Capital Management LLC, The Steven G. Mihaylo Trust, Christopher G. Nicholson and INTL Acquisition Corp. Information relating to the participants is contained in the preliminary proxy statement filed by the participants with the Securities and Exchange Commission.

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